Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of February 11, 2016, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of ConforMIS, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

SGR Sagittarius Holding AG

By:	/s/ Sonja Frech, /s/ Manuel Werder
Name:	Sonja Frech, Manuel Werder
Title:	Directors

aeris CAPITAL Archer L.P.

By:	/s/ Ralph Woodford
Name:	Ralph Woodford
Title:	Director